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                                                              EXHIBIT 23.1(b)


              INFORMATION REGARDING CONSENT OF ARTHUR ANDERSEN LLP

         As previously disclosed in the Company's Form 8-K filed on May 14, 2002, the Company replaced Arthur Andersen LLP as its independent public accountants and announced that the Company had appointed Ernst & Young LLP as its independent auditors.

         After reasonable efforts, the Company was unable to obtain the written consent of Arthur Andersen LLP to incorporate by reference its report dated January 28, 2002 into this Registration Statement.

         The absence of this consent may limit recovery against Arthur Andersen LLP under Section 11 of the Securities Act. In addition, as a practical matter, the ability of Arthur Andersen LLP to satisfy any claims (including claims arising from Arthur Andersen LLP's provision of auditing and other services to the Company and Arthur Andersen LLP's other clients) may be limited due to recent events regarding Arthur Andersen LLP, including without limitation its conviction on federal obstruction of justice charges arising from the federal government's investigation of Enron Corp.